Exhibit 99

AMERICAN FINANCIAL GROUP, INC.
DECLARES SPECIAL DIVIDEND

Cincinnati, Ohio – December 6, 2012 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that it has declared a special, one-time cash dividend of $0.25 per share of American Financial Group Common Stock.  The dividend is payable on December 24, 2012 to holders of record on December 17, 2012.  The aggregate amount of the payment to be made in connection with this special dividend will be approximately $23 million.

This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.195 per share that was paid on October 25, 2012.

AFG Co-CEOs Carl H. Lindner III and S. Craig Lindner stated:  “Today’s announcement of a $0.25 per share special dividend is a reflection of AFG’s strong financial position and our confidence in the Company’s financial future.  Returning capital to shareholders in this manner allows us to maintain our conservative capital structure and preserve the financial flexibility to grow our business, while allowing for ongoing regular dividend payments and share repurchase opportunities.”

About American Financial Group, Inc.
American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $35 billion.  Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the education, bank and individual markets.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

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